EXHIBIT 5.4

[LETTERHEAD OF HOLLAND & KNIGHT LLP]

February 28, 2011

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.

Registration Statement on Form S-4 and Sale of Senior Notes

Ladies and Gentlemen:

We have acted as counsel to Arden Park Ventures, LLC, a Florida limited liability company (the “Guarantor”), a subsidiary of Beazer Homes Corp. (“Beazer Homes”), with respect to certain matters in connection with the offering by Beazer Homes USA, Inc. (“Beazer”) of $250,000,000 aggregate principal amount of 9.125% Senior Notes due 2019 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus, dated February 28, 2011 (the “Prospectus”). In conjunction with the issuance of the Notes, the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

It is our understanding that the Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourteenth Supplemental Indenture, dated as of November 12, 2010 by and among Beazer, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In rendering our opinions expressed below, we have examined the following documents:

(a) the Indenture;

(b) the Guarantee contemplated by the Indenture, as executed by the Guarantor and the other guarantors;

(c) a Certificate of Good Standing with respect to the Guarantor issued by the Florida Department of State and dated February 3, 2011;

(d) certified Articles of Organization of the Guarantor which were filed on December 16, 2004, as amended; and

(e) Certificate of the Secretary of Beazer Homes dated February 28, 2011; and Joint Resolution No. 2011-02 dated November 5, 2010.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates, and instruments of the Guarantor as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Guarantor is validly existing as a Florida limited liability company, and in good standing under the laws of Florida, the jurisdiction of its formation, and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the Guarantee.

2.	The Guarantor has duly authorized, executed, and delivered the Indenture and the Guarantee.

3.	When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Guarantee has been duly endorsed on the Notes, the Guarantee will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms.

4.	The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company or other action and do not and will not (i) require any additional consent or approval of its members, or (ii) violate any provision of any law, rule or regulation of the State of Florida or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (iii) or violate any of its articles of organization.

The opinions set forth above are subject to the following qualifications and exceptions:

A.	We are members of The Florida Bar. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Florida. We express no opinion as to any matter relating to any state or federal securities law or regulation. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the effectiveness of the Registration Statement.

B.	In rendering the opinions and other matters set forth herein based on our knowledge, we hereby advise you that, in the course of our representation of the Guarantor in matters with respect to which we have been engaged by the Guarantor as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

C.	We express no opinion as to any matter other than as expressly set forth above, and no opinion is implied hereby or may be inferred herefrom, and specifically we express no opinion as to (a) the financial ability of the Guarantor to meet its obligations under the Indenture, the Guarantee or any other document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by or on behalf of the Guarantor in connection with the Indenture, the Guarantee or any other document related thereto, or (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by the Guarantor in the Indenture, the Guarantee or any other document.

D.	We note that the Indenture and the Guarantee (in the case of the Guarantee, presumably, though the Guarantee does not expressly say so) are governed by New York law. Therefore, to the extent that the opinion given above requires any interpretation of law, we have with your permission given the opinion as though the Indenture and the Guarantee were governed by the laws of Florida; however, you should have no expectation that a court would disregard a choice of law provision, or that the law of Florida is the same as the law of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

The opinions expressed in this letter are limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressed as stated. This opinion has been prepared for your use in connection with the Registration Statement, the Indenture and the Guarantee and may not be relied upon for any other purpose. This opinion speaks as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change in the foregoing subsequent to the date hereof even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Troutman Sanders LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

By:	/s/ James E.L. Seay
James E.L. Seay Partner

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